Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of VBI Vaccines Inc. ("the Company") of our report dated March 20, 2015, on our audit of the consolidated financial statements of VBI Vaccines Inc. and subsidiaries as of December 31, 2014, and for the year then ended, which report appears in the Company's Annual Report on Form 10-K for the year ended December 31, 2014. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington

August 27, 2015